Exhibit 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations/Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL TO ADOPT PROXY ACCESS BY-LAW AMENDMENT

CHATTANOOGA, Tenn. (November 13, 2015) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it intends to adopt a proxy access bylaw amendment in response to the advisory vote at its annual meeting earlier this year.

The amendment to the Company’s by-laws would allow shareholders that have owned at least 3% of the Company’s outstanding common stock continually for at least three consecutive years to have their own director nominees, representing up to 25% of the Board seats, included in the Company’s proxy materials, along with the candidates nominated by the Company’s Board of Directors. Additional details of the amendment will be announced when final terms have been approved by the Board.

“We believe it is important to have strong corporate governance practices that promote our goal of creating value for our shareholders,” said Charles B. Lebovitz, Chairman of the Board. “Earlier this year, our shareholders supported an advisory proposal requesting proxy access. The Board values this feedback and is pleased to demonstrate its responsiveness to shareholders by announcing its intention to adopt such an amendment.”

CBL’s Board of Directors is committed to maintaining a strong alignment with the Company’s investors by continually evaluating its corporate governance policies and responding to shareholder feedback. CBL’s Board of Directors has implemented a number of industry-leading practices, including declassifying the Board, adopting a director resignation policy and implementing an executive compensation program that relies heavily on performance criteria and objective measures.

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CBL to Adopt Proxy Access Amendment

November 13, 2015

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 148 properties, including 91 regional malls/open-air centers. The properties are located in 30 states and total 84.8 million square feet including 7.1 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Forward-Looking Statements
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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